UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2025
RumbleOn, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-38248	46-3951329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
901 W. Walnut Hill Lane, Suite 110A Irving, Texas		75038
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (214) 771-9952

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

Subordinated Loans Commitment Letters

On August 10, 2025, RumbleOn, Inc. (the “Company”) entered into separate commitment letters (collectively, the “Commitment Letters”) with each of Stone House Capital Management, LLC, Mark Tkach and Bill Coulter (collectively, the “Commitment Parties”), pursuant to which each Commitment Party has committed to make $3,333,334 of subordinated loans to the Company (collectively, the “Subordinated Loans”). The aggregate gross proceeds of the Subordinated Loans, or approximately $10 million, shall be used by the Company to prepay outstanding principal amounts owed under the Credit Agreement (as defined below). The Subordinated Loans will bear interest at a rate per annum of 13.0% per annum, payable semi-annually in-kind by increasing the principal amount of the Subordinated Loans. The Subordinated Loans will mature thirty-six months after the date of funding. The Subordinated Loans will be contractually subordinated in right of payment to the loans outstanding under the Company’s Credit Agreement (the “Senior Loans”). Each of the Commitment Parties has agreed to hold and make the commitments available until 11:59 p.m., Eastern Time, on September 5, 2025.

The foregoing description of the Commitment Letters is qualified in its entirety by reference to the full text of the form of the Commitment Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Tenth Amendment to Term Loan Credit Agreement

The Company has a term loan credit agreement (as amended, the “Credit Agreement”) among the Company, as borrower, the lenders party thereto (the “Lenders”), and Oaktree Fund Administration, LLC, as administrative agent and collateral agent. On August 10, 2025, the parties to the Credit Agreement executed Amendment No. 10 to the Credit Agreement (“Amendment No. 10”), which, among other things: (i) extended the maturity date of the Senior Loans from August 31, 2026 to September 30, 2027; (ii) requires the Company to prepay $20.0 million of the Senior Loans using the proceeds of the Subordinated Loans and other funds; (iii) reduced the interest rate applicable to the Senior Loans by 0.50% per annum; (iv) added certain reporting covenants, including a monthly 12-month forward cash flow forecast and variance reports; (v) added milestones requiring the Company to commence a refinancing process prior to September 30, 2026 and complete the refinancing on or prior to November 30, 2026, and provided that failure to achieve such milestones will be an event of default under the Credit Agreement unless, prior to such milestone dates the Company (a) reduces the outstanding principal amount of the Loans to the lesser of (1) $150 million and (2) 3.25x Consolidated EBITDA or (b) both (1) forms a special committee of the Company’s board of directors (the “Board”) to negotiate and recommend to the Board for approval any strategic alternatives, including any recapitalization, refinancing, any transaction resulting in a change of control or a sale of all or substantially all assets of the Company and its subsidiaries and (2) engages an investment banker or financial advisor acceptable to the Administrative Agent to evaluate and execute the strategic alternatives of the Company, (vi) modified the financial maintenance covenants in the Credit Agreement, and (vii) added an exit fee to the Credit Agreement, which exit fee became fully earned upon the effectiveness of Amendment No. 10 and is due and payable on the maturity date of the Senior Loans, in an amount equal to $2.1 million.

After giving effect to Amendment No. 10, borrowings under the Credit Agreement will bear interest at a rate per annum equal, at the Company’s option, to either (a) SOFR (with a floor of 3.00%), plus an applicable margin of 7.75% per annum or (b) a fluctuating adjusted base rate in effect from time to time, plus an applicable margin of 6.75% per annum. In connection with Amendment No. 10, the Company will pay a customary exit fee.

Under Amendment No. 10, the Company has also agreed to, on or before August 26, 2025, amend and restate the warrants, dated August 14, 2023, between the Company and each applicable Lender to (i) reset the strike price at a 25% premium to the 30-day post-announcement volume weighted average trading price of the Company Class B Common Stock and (ii) extend the term of such warrants to five years from the effective date of Amendment No. 10.

The foregoing description of Amendment No. 10 is qualified in its entirety by reference to the full text of Amendment No. 10, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.02.    Results of Operations and Financial Condition.
On August 11, 2025, the Company issued a press release announcing its results for the second quarter ended June 30, 2025. A copy of the press release is attached hereto as Exhibit 99.1.
The information contained under Item 2.02 in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and, as a result, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure of Amendment No. 10 included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 9, 2025, the Board increased the size of the Board from seven to nine members and appointed Mr. Dominick San Angelo and Mr. Miran Maric as directors of the Company, effective as of August 9, 2025. The Board determined that Messrs. San Angelo and Maric are independent directors for purposes of the Nasdaq listing requirements. Effective as of August 10, 2025, Mr. San Angelo was appointed as a member of each of the Audit Committee and the Nominating and Corporate Governance Committee of the Board and Mr. Maric was appointed as a member of the Compensation Committee of the Board.

Mr. San Angelo, age 35, has served as a shareholder at the law firm Gallagher & Kennedy since January 2023, where he was previously an associate beginning in September 2016. In addition to his legal practice, Mr. San Angelo has been an adjunct professor of business ethics and law at the Colangelo College of Business at Grand Canyon University since August 2019. Mr. San Angelo served as a member of the Board of Directors of the Scottsdale Area Chamber of Commerce from 2020 to 2022. Mr. San Angelo holds juris doctorate and master of arts degrees from Duke University and bachelor of science in business administration and bachelor of arts degrees from the University of Arizona.

Mr. Maric, age 36, has served as a co-founder of Lady Luck HQ, a gaming marketing brand, since December 2024. Prior to joining Lady Luck HQ, Mr. Maric served as the Senior Vice President, Strategy & Innovation of Asbury Automotive Group (NYSE: ABG) from February 2022 to November 14, 2024. Mr. Maric joined Asbury in November 2015 as Director of Marketing and was appointed as Vice President & Chief Marketing Officer in October 2016. Prior to joining Asbury, Mr. Maric served as Vice President of Digital Strategy for the Larry H. Miller Dealerships from June 2013 to October 2015. From October 2011 to May 2013, Mr. Maric held various management positions with Fiat Chrysler Automobiles including Lead National Digital Marketing Manager, Digital Marketing Manager and District Manager. Mr. Maric co-founded Logic Wireless, an advanced cell phone manufacturer company, in 2008 and served as its Chief Operating Officer until March 2011. Mr. Maric holds a bachelor’s degree in economics and business marketing from the University of Arizona.

Messrs. San Angelo and Maric will participate in the Company’s non-employee director compensation program, which is described under the section titled “Director Compensation” in the Company’s proxy statement for its 2025 annual meeting of shareholders, which was filed with the Securities and Exchange Commission on April 23, 2025.

There are no family relationships between Messrs. San Angelo and Maric and any Company director or executive officer, and no arrangements or understandings between either Messrs. San Angelo or Maric and another person pursuant to which they were selected as a director. There are no related party transactions between the Company and Messrs. San Angelo and Maric which would require disclosure under Item 404 of Regulation S-K.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Years

On August 9, 2025, the Company’s Board of Directors approved the change in the Company’s name to “RideNow Group, Inc.” (the “Name Change”) and the change in the Company’s trading symbol to “RDNW” on The Nasdaq Stock Market (the “Symbol Change”), each effective August 13, 2025.

On August 11, 2025, to effectuate the Name Change, the Company filed a Certificate of Amendment to the Articles of Incorporation of the Company, as amended (the “Charter Amendment”) with the Secretary of State of the State of Nevada, with an effective date of August 13, 2025.

Pursuant to Nevada Revised Statutes Section 78.390(8), no shareholder approval was required for the Charter Amendment because it only related to a name change. A copy of Charter Amendment as filed with the Secretary of State of the State of Nevada is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

The Company’s Board of Directors also approved an amendment and restatement of the Company’s Amended and Restated Bylaws, as amended, (the “Second Amended and Restated Bylaws”), effective August 13, 2025, to reflect the Name Change of the Company. A copy of the Second Amended and Restated Bylaws is filed herewith as Exhibit 3.2 and is incorporated herein by reference.

As of the opening of trading on August 13, 2025, the ticker symbol of the Company’s Class B Common Stock on The Nasdaq Stock Market will be “RDNW”. The Name Change and the Symbol Change do not affect the rights of the Company’s security holders, creditors, customers, or suppliers. Security holders do not need to take any action in connection with the Name Change or the Symbol Change. The CUSIP number for the Company’s Class B Common Stock will remain 781386305.

Item 7.01 Regulation FD Disclosure
On August 11, 2025, the Company issued a press release announcing the Name Change and the Symbol Change and the relocation of its corporate headquarters from Irving, Texas to Chandler, Arizona, each effective August 13, 2025. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.
The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the “Exchange Act, or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act.
Item 9.01.    Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to Articles of Incorporation, as amended, filed with Secretary of State of the State of Nevada, effective as of August 13, 2025.
3.2	Second Amended and Restated Bylaws, effective as of August 13, 2025.
10.1	Form of Commitment Letter, dated as of August 10, 2025, by and between RumbleOn, Inc. and each Lender party thereto.
10.2	Amendment No. 10 to the Term Loan Credit Agreement, dated August 10, 2025, by and among RumbleOn, Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto, and Oaktree Fund Administration, LLC, as administrative agent and collateral agent.
99.1	Press Release, dated August 11, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: August 11, 2025	By:	/s/ Michael Quartieri
Michael Quartieri Chairman, Chief Executive Officer, and Interim Chief Financial Officer